Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

indie Semiconductor, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Class A Common Stock, par value of $0.0001 per share	Rule 457	10,070,008	(3)	$6.47	$65,152,951.76	0.00011020	$7,179.86
Fees Previously Paid	-	-	-	-		-	-	-	-	-	-	-	-
Carry Forward Securities
Carry Forward Securities	-	-	-	-		-	-	-	-	-	-	-	-
Total Offering Amounts							$65,152,951.76		$7,179.86
Total Fees Previously Paid									-
Total Fee Offsets									-
Net Fee Due									$7,179.86

(1)	Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover any additional shares of Class A common stock, par value $0.0001 per share (“Common Stock”) as may be issuable as a result of a stock split, stock dividend or similar transaction with respect to the Common Stock.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) promulgated under the Securities Act. The offering price per share and the aggregate offering price are based upon the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Stock Market on September 13, 2023, in accordance with Rule 457(c) of the Securities Act.

(3)	Consists of 6,613,786 shares of Common Stock issued to the Selling Securityholders on September 18, 2023 and up to 3,456,222 shares of Common Stock which may be issuable to the Selling Securityholders in connection with certain holdback restrictions and earnout obligations of the Registrant, assuming (i) achievement in full of the applicable earn-out provisions, (ii) the Registrant elects to satisfy payment of all future earnout consideration in shares of Common Stock, (iii) no claims made against the holdback for 12 months after the closing and (iv) the per share price used to calculate the number of shares of Common Stock to be issued is $6.51, which is the closing price for the Common Stock as reported on the Nasdaq Stock Market on September 13, 2023.